UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2011

Quepasa Corporation
 (Exact name of registrant as specified in its charter)

Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

324 Datura Street, Ste. 114 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 366-1249

________________________________________________
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 15, 2011, Quepasa Corporation (the “Company”) and Insider Guides, Inc. d/b/a myYearbook (“myYearbook”) amended the Agreement and Plan of Merger dated July 19, 2011 (the “Amendment”).  The key provisions of the Amendment were:

•
The portion of the merger consideration which was to be paid to myYearbook security holders in shares of the Company’s common stock was amended from a variable number of shares having an aggregate value of approximately $82 million to a fixed amount of 17 million shares of common stock.

•
Previously, the Merger Agreement contained a closing condition that the closing price of the Company’s common stock the day three days prior to the closing of the merger not be less than $5.00 and a closing condition that the Transaction Share Price (as defined in the Merger Agreement) not be less than $5.00.  Both closing conditions were eliminated by the Amendment.  There are no longer any minimum stock price requirements.

•
The resale restrictions on the shares of the Company’s common stock issued to myYearbook security holders was extended from a period of two months to five months following the closing of the merger.   Of the shares of the Company’s common stock issued to the myYearbook security holders, 16.67% will have no resale restrictions and may be immediately sold following the closing of the merger.  Each security holder may sell up to an additional 16.67% each month thereafter.  After five months following the closing of the merger, the resale restrictions lapse entirely and each security holder may sell all of the shares of the Company’s common stock held by such security holder.

•
The Amendment provides that no information or events known by the Company or myYearbook as of September 15, 2011, including information or events reflected for or reserved on the financial results through August 31, 2011, will be considered when determining if a material adverse effect, which would permit the other party to elect not to close the merger, has occurred.  In addition, any change in the financial condition of either party, and/or web traffic metrics will no longer be considered a material adverse effect.

•
The Merger Agreement originally provided that if the total number of dissenting shares exceeded five percent of the total number of the outstanding shares of the myYearbook stock, the merger would not close.  This condition was amended such that it is now a condition which only permits the Company to decide not to close the merger.

The foregoing description of the Amendment is not a complete description of all of the parties’ rights and obligations and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. 2.1	Description Amendment No. 1 to the Agreement and Plan of Merger among Quepasa Corporation, IG Acquisition Company and Insider Guides, Inc.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy Quepasa’s securities or the solicitation of any shareholder vote or approval. This communication is being made in respect of the proposed transaction involving Quepasa and Insider Guides. In connection with the proposed transaction, Quepasa has filed with the SEC a registration statement on Form S-4 that includes a proxy statement and prospectus of Quepasa. Before making any voting or investment decision, investors and shareholders are urged to read carefully the proxy statement and prospectus regarding the proposed transaction and any other relevant documents filed by Quepasa with the SEC because they contain important information about the proposed transaction. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov), by accessing Quepasa’s website at www.quepasacorp.com under the heading “Investors” and then under the link “SEC Filings” and from Quepasa by directing a request to Quepasa at Quepasa Corporation, 324 Datura Street, Suite 114, West Palm Beach, FL 33401, Attention: Investor Relations.

Quepasa and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Quepasa’s directors and executive officers in its definitive proxy statement filed with the SEC on April 14, 2011. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and prospectus and other relevant materials filed with the SEC. You can obtain free copies of these documents from Quepasa using the contact information above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA CORPORATION

Date: September 21, 2011	By:	/s/ Michael Matte
	Name:	Michael Matte
	Title:	Chief Financial Officer